Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-130584
June 8, 2006

Free Writing Prospectus
SLM Corporation

Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Lead Manager:	Merrill Lynch & Co.

Issuer:	SLM Corporation

Note Type:	Medium Term Notes, Series A US MTN Program

Ratings:	A2/A

CUSIP:	78442F EA 2

USD Amount:	$100,000,000

Interest Rate:	5.140% per annum

Issue Price:	100%

Commissions:	0%

Net Proceeds (%):	100%

Net Proceeds ($):	$100,000,000

Pricing Date:	June 8, 2006

Closing Date:	June 15, 2006

Maturity Date:	June 15, 2016

Put:	Repayable in whole or in part in $5,000,000 increments only on the Put Date, at the noteholders’ option.

Put Date:	June 15, 2011 with at least 25 business days’ written notice to the issuer.

Put Price:	100%

Interest Payment Dates:	Semi-annually, on the 15th of June and December during the term of the notes, with no adjustment to interest period end dates.

1st Payment Date:	December 15, 2006

Daycount:	30/360

Business Day Convention:	Following (New York)

Business Days:	New York

Minimum Denominations:	$5,000,000 and integral multiples thereof

Calculation Agent:	SLM Corporation

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and has received compensation in connection with that transaction.

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer, toll free at 1-800-321-7179.